STANDARD PURCHASE AGREEMENT AND EARNEST MONEY RECEIPT

Terra Tech Corp. and/or its nominee (collectively, "Buyer") hereby offers to pay the sum of Two Million Seven Hundred Thousand Dollars ($2,700,000.00) (the "Purchase Price") through an escrow ("Escrow") to North Fourth Street, LLC (the "Seller") in exchange for real property located in the City of Las Vegas, Clark County, Nevada, described as 117, 119, 121 North Fourth Street Las Vegas, Nevada 89101, and further identified as Clark County Assessor's Parcel Number 13934510029 (the "Property").

Buyer agrees to pay the sum of Fifty Thousand Dollars ($50,000.00) (the "Deposit") by wire transfer of immediately available funds as earnest money to be deposited into the trust account of Fidelity Title / Ron Bloecker ("Escrow Holder") within three (3) days upon acceptance of this offer, which Deposit shall be applied to the Purchase Price.

If the legal description of the Property is not complete or is inaccurate, this Agreement shall not be invalid and the legal description shall be completed or corrected to meet the requirements of the Title Company.

Buyer shall have Twenty One (21) days (the "Due Diligence Period") during which Buyer may cancel escrow for any reason and have the Deposit refunded. At the end of the Due Diligence Period, with firm commitments from the Title company in regard to the insurability of free and clear title, the Deposit shall become non-refundable (subject only to Seller failing to perform in accordance with this Agreement) and be released to Seller. If Buyer defaults in its performance under this Agreement after the Due Diligence Period, Seller may retain the Deposit as reasonable liquidated damages for such default, and as a penalty or forfeiture. If Seller defaults in its performance under this Agreement, the Deposit shall be refunded in full to Buyer within three (3) business days.

Neither Seller nor Broker(s) have made any representation(s) as to the suitability of the Property for any use at all, including but not limited to the Buyer's intended use. Buyer and Seller understand that this purchase agreement has no contingencies other than the Due Diligence Period, including but not limited to buyer obtaining any zoning, license or permits of any kind.

Seller makes the following warranties and representations to Buyer, based on Seller's actual knowledge without requirement of independent investigation, for the benefit of Buyer, and Buyer's successors and assigns, which are now and shall be at Close of Escrow true and correct and which shall survive the Close of Escrow:

(a) Seller has not received notice and has no knowledge of any contemplated, threatened or pending action or proceeding for damages because of injury to or death of any person or damage to property occurring on the Real Property, for eminent domain, or affecting, postponing, restricting or restraining in any manner the ownership, possession, use or occupancy of the Real Property or any portion thereof;

(b) there is no prescriptive, implied or other off-record easement, license, claim of lien, lien or other right burdening the Property;

(c) this Agreement and all other documents delivered by Seller to Buyer, now or at the Close of Escrow, have been or will be executed and delivered by Seller, and are legal, valid and binding obligations of Seller sufficient to convey marketable fee simple title, and are enforceable in accordance with their respective terms, and do not violate any provisions of any agreement, law, order, rule or regulation to which Seller is subject;

(d) Seller has no notice of violations relating to the Property from any municipal, county, state or federal or other governmental agency;

(e) no options to purchase, rights of first offer or first refusal, leases, rental agreements, occupancy rights, or service contracts are in effect with respect to the Property other than those delivered by Seller to Buyer;

(f) the copies of all documents delivered by Seller to Buyer are true and correct reproductions of the original documents; and

(g) Except for the fact that the Seller has filed a "5-Day Notice to Pay or Quit" with the "Castro Cigar" tenant as part of Seller's eviction process of said Tenant, there is no action, suit, proceeding or claim affecting the Property or any portion thereof, or affecting Seller and relating to or arising out of any of the Leases or the ownership, operation, use or occupancy of the Property pending or being prosecuted in any court or by or before any federal, state, county, or municipal department, commission, board, bureau or agency or other governmental instrumentality for which service on Seller or Seller's agent or representative has been made nor, to the best of Seller's knowledge, is any such action, suit, proceeding or claim threatened or being asserted.

The Purchase Price includes, at no additional cost to Buyer, the permanent improvements thereon, including those that pursuant to applicable law are a part of the property.

Seller shall deliver to Escrow Holder in time for delivery to Buyer at Closing a grant bargain sale deed duly executed and in recordable form, conveying title in the Property to Buyer, a General Assignment in the form attached as Exhibit A hereto, and, as applicable, Estoppel Certificates executed by any tenants of the Property.

Escrow Holder shall close escrow by recording the grant bargain sale deed and other documentation required to be recorded, and by distributing funds and documents according to this Agreement. Five (5) days prior to Closing, Escrow Holder shall obtain an updated Title Commitment from the Title Company and provide copies to the Parties.

Title conveyed is to be subject to encumbrances, easements, rights of way, restrictions, conditions and covenants of record as shown on a current preliminary title report to be furnished at Seller's expense. Buyer shall have five (5) days following receipt of said report to approve the condition of title, which approval shall not be unreasonably withheld; provided that if written disapproval is not received within said period, Buyer shall be deemed to have accepted the condition of title. Seller agrees to deliver at his expense, good and merchantable title as evidenced by a policy of title insurance to the Buyer. The Buyer at his option may terminate this offer to purchase and his earnest money shall be returned if the Seller fails to deliver as herein provided, or, if the improvements on said

property are substantially destroyed or materially damaged prior to transfer of title then this agreement between Buyer and Seller shall have no further affect except that the Seller will be obligated to pay all expenses incurred in connection with the examination of title to the above described property.

Upon acceptance of this offer an escrow shall be opened by Escrow Holder acting as escrow agent. All necessary funds and instruments shall be deposited into escrow from time to time as required. At the request of the Escrow Holder, Buyer and Seller shall execute escrow instructions not inconsistent with this instrument. Escrow Holder shall cause a current commitment for title insurance concerning the Property to be issued by the Title Company. Costs of escrow, title insurance and necessary recording fees and document and transfer taxes shall be paid by the parties as follows: Alta Title Insurance ("Title Company") shall be paid by Seller. The cost of an Alta Survey, if any, and any endorsements or extended coverage shall be paid by Buyer. Escrow and Transfer taxes shall be paid half each by Buyer and Seller. Recording fees shall be paid by Buyer.

Premiums on insurance policies (acceptable to the Buyer) property taxes, sewer use fees, rents and interest shall be prorated in escrow on the basis of a thirty (30) day month to the close of Escrow.

Seller shall cause to be removed from record at or before the Closing at Seller's cost, any then-existing monetary liens or encumbrances against the Property other than current, non-delinquent real property taxes and assessments. Special assessments, if any, shall be paid by the Seller.

Close of escrow (the "Closing") shall be on 15 days after the end of the Due Diligence Period and the date of possession shall be at the Closing. Any rental prior to or after the Closing, by either Buyer or Seller, shall be by separate agreement.

Unless otherwise designated in escrow instructions, title shall be vested in an entity to be determined by Buyer or its nominee.

Subsequent to the date of this Agreement and prior to the Closing there shall not have occurred a destruction of, or damages or loss to, the Property or any portion thereof, from any cause whatsoever, which would cost more than $50,000.00 to repair or cure.

Unless the Seller's acceptance of this offer to purchase is delivered to the Selling agent or the Buyer by August 28, 2018 at 4:00 PM PST, this offer shall be deemed revoked and the Deposit shall be returned to the Buyer on demand.

The undersigned AGENT(s) shall not be held responsible by the Parties for any failure by either the Buyer or Seller to comply with any or all of the terms of this Agreement.

It is understood that time is of the essence for this Agreement.

The foregoing constitutes the entire agreement between the Parties and no verbal statements made by any party are a part hereof unless incorporated in writing. In the event either party shall prevail in any legal action commenced to enforce this agreement, he shall be entitled to all costs incurred in such action including attorney's fees. When approved by Buyer and Seller this agreement shall be binding upon their respective heirs, executors and assigns.

AGENCY DISCLOSURE

Seller's AGENT: **Virtus Commercial / Robert S. Hatrak II**

Obligations to the Seller: (a) A fiduciary duty of utmost care, integrity, honesty, and loyalty in dealings with the Seller. To the Buyer: (a) Diligent exercise of reasonable skill and care in performance of the agent's duties. (b) A duty of honest and fair dealing and good faith. (c) A duty to disclose all facts known to the agent materially affecting the value or desirability of the property that are not known to, or within the diligent attention and observation of the parties. An agent is not obligated to reveal to either party any confidential information obtained from the other party which does not involve the affirmative duties set forth above.

Buyer's AGENT: **Kendall Thacker of Realty Pros LLC**

- Kendall Thacker of Realty Pros LLC shall be paid a commission via escrow in the amount of 2% of the purchase price at the time of successful close of escrow.

Obligations to the Buyer: (a) A fiduciary duty of utmost care, integrity, honest, and loyalty in dealings with the Buyer. To the Buyer and Seller: (a) Diligent exercise of reasonable skill and care in performance of the agent's duties. (b) A duty of honest and fair dealing and good faith. (c) A duty to disclose all facts known to the agent materially affecting the value of desirability of the property that are not known to, or within the diligent attention and observation of the parties. An agent is not obligated to reveal to either party any confidential information obtained from the other party which does not involve the affirmative duties set forth above.

DAVID MASON IS A LICENSED REAL ESTATE BROKER IN NEVADA AND ALSO A PRINCIPAL IN THIS TRANSACTION.

Signature Page Follows

ACCEPTANCE OF OFFER TO PURCHASE

The undersigned Seller(s) accepts the foregoing offer to purchase and agrees to sell the Property described above on the terms and conditions stated herein and acknowledges receipt of a copy of this Agreement. Said Seller(s) further agrees to pay Virtus Commercial (per separate agreement).

Seller: **North Fourth Street LLC / David Mason**

8/31/18

(Signature) (Date)

its: Managing Member

Address: 1137 S. Rancho, Suite 120
Las Vegas, NV 89102

Phone: 702-386-8686
Email: davidmason1948@mac.com

Buyer: **Terra Tech Corp.**

Michael Nahass 8/30/2018 6:49:46 PM PDT

(Signature) (Date)

President / COO

Address: 1130 E Desert Inn Rd., Suite 250
Las Vegas, NV 89109

Phone: (949) 315-9024
Email: Mike@terratechcorp.com

WHEN PROPERLY COMPLETED, THIS IS A BINDING CONTRACT. IF NOT FULLY UNDERSTOOD, SEEK COMPETENT COUNSEL.